                                                                Exhibit 10.80

                          [CONFIDENTIAL TREATMENT REQUESTED]

[Certain information has been omitted herein pursuant to a request for confidential treatment pursuant to Rule 24b-2.]


                              CHIRON FUNDING L.L.C.

                       LIMITED LIABILITY COMPANY AGREEMENT


     THIS LIMITED LIABILITY COMPANY AGREEMENT (this ``Agreement") is entered into and effective as of December 28, 1995 (the "Effective Date"), among Chiron Corporation, a Delaware corporation ("Chiron"), Chiron Biocine Company and Biocine S.p.A., both of which are wholly owned Affiliates of Chiron, and Ciba-Geigy Corporation, a New York corporation ("Ciba"), Chiron, its Affiliates and Ciba are sometimes referred to herein as the "Members".

                                        I
                            FORMATION OF THE COMPANY

     I.1 FORMATION AND EFFECTIVE DATE. The parties hereby agree to organize a limited liability company (the ``Company") under the Delaware Limited Liability Company Act, (the "Act"). Prior to execution of this Agreement, as the Initial Member, Chiron has caused a Certificate of Formation conforming to the requirements of the Act to be executed and filed with the Office of the Secretary of State of the State of Delaware. The Company shall commence business on or about the Effective Date.

     1.2 NAME AND PRINCIPAL PLACE OF BUSINESS. The name of the Company is "Chiron Funding L.L.C.". The principal place of business of the Company shall be in such place or places as the Members determine from time to time, with the initial such principal place of business being located in 4560 Horton Street, Emeryville, California.

     1.3 AGREEMENT AMONG MEMBERS. For and in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members hereby agree to the terms and conditions of this Agreement, as it may from time to time be amended in accordance with its terms. Except to the extent a provision of the Agreement expressly incorporates federal income tax rules by reference to sections of the Code or Treasury Regulations or is expressly prohibited or ineffective under the Act, the Agreement shall govern, even when inconsistent with, or different from, the provisions of the Act or any other law or rule.

     1.4 SCOPE OF BUSINESS. The Company may engage in any lawful business permitted by the Act or the laws of any jurisdiction in which the Company may do business.

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     The Company shall have the authority to do all things necessary or convenient to accomplish its purpose and operate its business as described in this Section 1.4, subject to the provisions of this Agreement.

     1.5 NO STATE-LAW PARTNERSHIP. The Members intend that the Company not be a partnership (including, without limitation, a limited partnership) or joint venture, and that no Member be a partner or joint venturer of any other Member, for any purposes other than federal and state tax purposes, and this Agreement should not be construed to suggest otherwise.

     1.6 DEFINITIONS. All references in this Agreement to financial statements, assets, liabilities, profits and losses and similar accounting items with respect to the Company shall mean such items prepared or determined using the accrual method of accounting and the application of generally accepted accounting principles as from time to time in effect in the United States.

     For purposes of this Agreement, the following shall have the meanings set forth respectively after each:

          "ACCOUNTING PERIOD" shall mean the Fiscal Year; provided, however, that an interim closing of the books of the Company shall take place if, within an Accounting Period, additional capital is contributed to or amounts are distributed by or withdrawn from the Company, if such contribution, distribution or withdrawal results in a change in the allocation of subsequent profits, losses, contributions or distributions.

          "AFFILIATES" of Chiron shall mean all corporations, or other entities, more than 50% of whose shares or voting interests are owned, directly or indirectly, by Chiron; "Affiliates" of Ciba shall mean Ciba Geigy Limited of Basle Switzerland and all corporations, or entities, more than 50% of whose shares or voting interests are owned, directly or indirectly, by Ciba-Geigy Limited.

          "CAPITAL ACCOUNT" of a Member shall mean the separate Capital Account maintained in accordance with Article 5.

          "CAPITAL CONTRIBUTION" of a Member shall mean the assets or property contributed to the Company by or on behalf of any member as consideration for a Membership Interest. For the purposes of this Agreement, the value of property contributed shall be deemed equal to each member"s share of the maximum Net Purchased Amount under Section 2.3.2.

          "CODE" shall mean the Internal Revenue Code of 1986, as amended.

          "FISCAL YEAR" shall mean the 52 or 53 week period beginning on the Monday closest to January 1 and ending on the Sunday closest to December 31 of each year, or as otherwise required by law.

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          "MEMBERSHIP INTEREST" shall mean the rights of a Member in distributions (liquidating or otherwise) and allocations of the profits, losses, gains, deductions and credits of the Company.

          "NET INCOME OR NET LOSS" shall mean for any Fiscal Year the amount computed as of the last day thereof of the net income or loss computed under generally accepted accounting principles.

          "PERCENTAGE INTEREST" shall mean with respect to any Member, a fraction (expressed as a percentage), the numerator of which is the total of the Member's Capital Contribution and the denominator of which is the total of all Capital Contributions of all Members.

          "TREASURY REGULATIONS" means regulations issued by the U.S. Treasury Department pursuant to the Code.


                                       II
           CONTRIBUTIONS TO CAPITAL; TRANSFERS OF MEMBERSHIP INTEREST

     2.1 INITIAL CONTRIBUTIONS AND TRANSFERS. As of the execution date of this Agreement, the following have occurred:

          2.1.1 INITIAL CONTRIBUTION BY CHIRON AND ITS AFFILIATES. Chiron and its Affiliates have first made the following contribution to capital in return for 100% of the Membership Interests in the Company. The portion of such Membership Interests held by each of Chiron and its Affiliates is set forth in Exhibit A. Such 100% of Membership Interests consists of 250,000 units of Membership Interest, each referred to herein from time to time as a "Unit". Chiron and its Affiliates have contributed the following:

          (a)  CASH.  Cash in the amount of $2500.00.

          (b) ROYALTY. A royalty agreement in the form of Exhibit B (the "Royalty Agreement") with respect to royalties on certain specified products (the "Products") arising from Funded Projects, as defined in
       Section 2.3.4.

          (c) CO-PROMOTION OPTION. The option to co-promote all of those Products identified as "Adult Vaccines" on Schedule A of the Royalty Agreement (the "Adult Vaccines") in all countries of the world other than North America and Europe in which the Company, directly or indirectly, through Ciba or otherwise, reasonably has the field sales force and other promotional infrastructure necessary to successfully promote the Adult Vaccines. In determining such adequacy, the capabilities of Ciba's sales force and promotional infrastructure or the sales force and promotional infrastructure of any Ciba Affiliate shall be deemed to be the field sales force and promotional infrastructure of the

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          Company, in all countries where Ciba elects to undertake co-promotion activities. The option to co-promote shall not apply to any Products other than Adult Vaccines. Such option shall be exercisable by the Company, on a country by country basis, by written notice to Chiron, at any time until 180 days following the granting of the first regulatory approval in North America or Europe to market and sell the first Adult Vaccine for which such regulatory approval is obtained. This option shall terminate automatically as to all Adult Vaccines, in any country, with respect to which the option is not exercised by the Company within the time limit set forth above, it being understood that it may be in the interests of the parties to explore, without obligation, a broadening and/or extension of such co-promotion.

               (i) Upon exercise of the option by the Company, the parties shall negotiate in good faith a co-promotion agreement for the Adult Vaccines in the countries as to which the Company has exercised its co-promotion option, on commercially reasonable terms, which shall include (A) a pre-tax co-promotion profit to the Company of not less than [CONFIDENTIAL TREATMENT REQUESTED] of Net Sales of Adult Vaccines in such countries, (B) an obligation of reasonable diligence, (C) a reservation in favor of Chiron of the right to market to international public organizations such as UNICEF and W.H.O., with an appropriate compensation to be paid to the Company for any co-promotional activity agreed to be provided by the Company supporting such international sales, and (D) such other terms as the parties may then agree. The co-promotion right shall expire as to each Adult Vaccine six (6) years after the first commercial sale, on a country by country and product by product basis.

               (ii) The Company agrees to exercise such option only in the event that the Company is able to contract with Ciba (or other entity acceptable to Ciba and Chiron) to perform the co-promotion activities.

               (iii) The Company, and in the event that the Company has granted co-promotion rights hereunder to Ciba, the Company and Ciba shall keep accurate books and records as to its co-promotion, which books and records shall be subject to audit by Chiron, in the same manner as set forth in Section 3.05.

               (iv) All obligations and rights of Ciba under this Section 2.1.1(c) may be assigned to and performed by any of Ciba's Affiliates.

          2.1.2 INITIAL TRANSFER OF MEMBERSHIP INTEREST TO CIBA. Chiron and/or its Affiliates have transferred to Ciba 12,000 Units of Membership Interest in the Company in consideration of U.S. $12,000,000.

     2.2 FURTHER CONTRIBUTIONS AND CREATION OF ADDITIONAL MEMBERSHIP INTEREST. At any time, upon request of Chiron, and subject to the approval of Ciba pursuant to Section 2.3.4,

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Chiron, directly or through its wholly owned affiliates, shall have the right to receive additional Membership Interest in the Company, subject to a maximum of 300,000 aggregate Units of Membership Interest in the Company held by all Members, in return for additional contributions of capital to the Company as follows:

          (a)  CASH.   Cash in an amount equal to the One Cent ($0.01) per Unit.

          (b)  PRODUCT RIGHTS.   Chiron shall grant to the Company the right to
      participate in commercial opportunities with respect to additional products other than the Products, based on one or more of the following structures, to be determined at Chiron"s election, but subject to approval by Ciba:

               (i) ROYALTY INTEREST. Chiron may grant to the Company the right to receive a royalty on net sales of such products, subject to acceptable terms and conditions, such as those set forth in the Royalty Agreement.

               (ii) MARKETING OR PROMOTION RIGHTS. Chiron may grant to the Company the right to participate in the marketing and/or selling in selected markets of the identified product(s). In such event, the parties would agree upon a supply arrangement under which Chiron would manufacture the products for sale through the Company or upon co-promotion arrangements under which the Company would market products sold through Chiron. Such rights would be subject to acceptable terms and conditions, such as stated in Section 2.1.1(c) above.

               (iii) PROFITS INTEREST. Chiron may grant to the Company the right to receive a stated percentage of pre-tax profits and losses from the sale of products developed, manufactured and marketed by Chiron arising from the contributed project or products subject to acceptable terms and conditions.

     2.3  SALE OF MEMBERSHIP INTEREST TO CIBA.

          2.3.1     CIBA OBLIGATION.    From time to time at Chiron's request,
subject to the limitations set forth in this Section 2.3, during the period commencing with the date hereof (the "Effective Date") and ending on December 31, 1999 (such period referred to herein as the "Funding Period"), Ciba agrees to purchase and Chiron, or its Affiliate, agrees to sell to Ciba Units of Membership Interest in the Company at a price of One Thousand Dollars ($1000.00) per Unit.

          2.3.2 AGGREGATE PURCHASE LIMITATIONS. Ciba's obligation to purchase Units hereunder shall be subject to the following limitations:

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               (a)  The Net Purchased Amount, as defined below, shall not exceed
          Two Hundred Fifty Million Dollars (U.S. $250,000,000); provided, however, that such amount may be increased, at Chiron's request, to a maximum of Three Hundred Million Dollars (U.S. $300,000,000) pursuant to the Section 5.12 of the 1994 Investment Agreement. "Net Purchased Amount" shall mean, at any time, the aggregate amount paid to Chiron or its Affiliates by Ciba for the purchase of Units pursuant to this Agreement, which shall include the $12,000,000 received by Chiron in return for the initial transfer of Units to Ciba hereunder. The Net Purchased Amount will be reduced by the aggregate amount of any dividends or other capital distributions actually paid by the Company to Ciba and any profits to Ciba from co-promotion or marketing activity by Ciba pursuant to Section 2.1.1(c), in each case, through the date of any required purchase of Units.

               (b) The Net Purchased Amount shall not exceed at any time one hundred percent (100%) of the R&D Costs, as defined below, incurred during the Funding Period by Chiron and its Affiliates (including without limitation Chiron Biocine Company and Biocine S.p.A.) initially with respect to all subunit vaccines and traditional vaccines and with respect to IGF-1 (collectively, the "Funded Projects"). In the event that additional Funded Projects are added pursuant to Sections 2.1.4 and 2.3.4, R&D Costs associated with such projects shall be added to the preceding sentence. As used herein, the "R&D Costs" for a given period shall mean the fully burdened, fairly allocated costs of Chiron, on a consolidated basis, of research, development, and regulatory approval activities with respect to Funded Projects, as determined under Chiron's normal project accounting practices, including reasonable and customary allocations of indirect and overhead expenses and charges in the nature of depreciation and amortization of capitalized cost, general and administrative expenses, and out-of-pocket expenses, to the extent that any of the foregoing were or are incurred on or after January 1, 1995. R&D Costs shall include Chiron's share of expenses of R& D Costs of joint businesses with respect to Funded Projects.

          2.3.3 TIMING LIMITATIONS. In no event shall Ciba be obligated to purchase Units such that the purchase price paid exceeds

          a)   Thirty-four Million Dollars (U.S. $34,000,000) in 1995;

          b) In 1996, One Hundred Sixteen Million Dollars (U.S. $116,000,000), plus any unused portion of the funding limit for 1995 pursuant to section 2.3.3(a); and

          c) For subsequent calendar years, equal annual portions of the remaining unexpended aggregate amount under Section 2.3.2 above.

          2.3.4     FUNDED PROJECTS.   Chiron agrees to use the proceeds of
sales of Units to Ciba hereunder solely for the purpose of research, development and regulatory approval activities with respect to Funded Projects, determined in accordance with this Section 2.3.4.
               (a) In conjunction with any request by Chiron for the issuance of additional Units pursuant to Section 2.2, Chiron shall provide to Ciba proposals for research and development programs which Chiron desires to fund or partially fund as Funded Projects through the sale of such additional Units to Ciba. No limitation shall be placed upon the number of Funded Projects that Chiron may present to Ciba during the Funding Period.

               (b) Upon acceptance by Ciba of a proposal pursuant to Section 2.3.4(a), the Company shall be authorized to issue additional Units pursuant to Section 2.2, and the proposed project shall become a Funded Project. A Funded Project shall remain a Funded Project for purposes of this Agreement unless or until Chiron elects, in its sole discretion, to discontinue research and development with respect to such project. Chiron will manage the research with respect to Funded Projects in its sole discretion.

               (c) Chiron will prepare, in consultation with Ciba, annual and quarterly forecasts of the R&D Costs for each Funded Project.

          2.3.5 SALES OF UNITS. From time to time, not more frequently than once per fiscal quarter and prior to the conclusion of the fiscal quarter, Chiron shall provide Ciba with a written notice of the amount of Units that it or its Affiliates wish to sell to Ciba, and the associated purchase price, all in accordance with the provisions of this Article 2. Such purchase price shall not exceed the lesser of (i) 100% of R&D Costs of the Funded Projects incurred on or after January 1, 1995 and not previously funded through sales of Units hereunder; or (ii) the maximum funding obligation of Ciba pursuant to Section
2.3.3 for the period in question. Ciba shall purchase the requested amount of Units, by paying the purchase price in U.S. dollars in immediately available funds, by wire transfer, unless otherwise mutually agreed. The purchase price shall be due and payable within thirty (30) days following the notice delivered by Chiron to Ciba pursuant to this Section 2.3.5.

          2.3.6     NO OTHER TRANSFER OF MEMBERSHIP INTEREST.   Chiron, its
Affiliates and Ciba agree that none of them shall transfer any Membership Interest in the Company, nor shall the Company issue any new Membership Interest, to any third party without the prior written consent of both Chiron and Ciba; except that Ciba may transfer its Membership Interest, or cause future Membership Interests to be purchased by, Ciba"s parent corporation or any wholly owned subsidiary of Ciba"s parent corporation. Chiron further agrees that it will not assign or transfer to a third party a controlling interest in any Chiron Affiliate which is also a Member of the Company without the prior written consent of Ciba.

          2.3.7 RETAINED INTEREST BY CHIRON. In order to assure that the Company has two Members at all times, Chiron agrees to retain and not to sell to Ciba pursuant to this Section 2.3 at least one Unit of Membership in the Company.

                                        7

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                                   ARTICLE III
                    CHIRON RESEARCH AND DEVELOPMENT ACTIVITY

     3.1 DILIGENCE. Chiron and its Affiliates shall use reasonable commercial diligence to pursue and complete the research and to develop, test, gain regulatory approval for, market and sell the Products. In the event that less than 100% of the R & D Costs of a Funded Project is provided to Chiron hereunder, Chiron nevertheless shall spend its own portion of such R & D Costs in conducting activities related to the Funded Project.

     3.2. ALLOCATION OF FUNDING. Where a Funded Project includes more than one product under development, and in the event that more than one Funded Project is subject to funding hereunder, funds received by Chiron or its Affiliates through sales of Units shall be allocated, among the Products within a Funded Project, and among Funded Projects, in Chiron's sole discretion.

     3.3 NO WARRANTY OF SUCCESS. CHIRON MAKES NO WARRANTIES OR GUARANTEES OF ANY KIND THAT THE RESEARCH AND DEVELOPMENT ACTIVITIES FUNDED HEREUNDER WILL BE SUCCESSFUL OR WILL ACTUALLY RESULT IN ANY PRODUCTS BEING MARKETED OR SOLD.

     3.4 RIGHTS TO INVENTIONS. Nothing in this Agreement will cause Ciba or the Company to obtain any ownership or license rights in any patent or other intellectual property rights of Chiron in connection with any Funded Project; or any other right or license not specifically granted herein or in the Royalty Agreement. Chiron will own the right, title and interest in and to any new inventions arising in the course of any Funded Project, to the extent such inventions are made by Chiron, its employees, agents or assignors.

     3.5 AUDIT RIGHTS. Chiron and its Affiliates agree to keep accurate books and records of the funding received through sales of Units hereunder, and the R & D Costs incurred with respect to Funded Projects. Ciba shall have the right, at its own expense, for a period of three (3) years after the end of the Funding Period, to have an independent certified public accountant ("CPA") reasonably acceptable to Chiron examine the relevant books and records of Chiron and its Affiliates, during normal business hours, at the principal offices of Chiron, upon two (2) weeks advance written request, to verify the R & D Costs; provided, however, that such audits shall not occur more than once per year. Said CPA shall be under confidentiality obligations to Chiron, to reveal only whether there is an error in the R & D Costs reported to Ciba, and if so, the amount of such error.

                                        8

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                                   ARTICLE IV
                        REPURCHASE OF MEMBERSHIP INTEREST

     4.1 RIGHT TO REPURCHASE UNITS. Chiron and/or its Affiliates shall have the right (the "Buy-Out Right") to repurchase from Ciba all Units sold to Ciba under this Agreement upon tender by Chiron to Ciba of payment in the amount of the Buyout Amount (as hereinafter defined) in effect at the time of such tender; provided that such right shall expire if such tender is not made prior to January 1, 2002.

     As used herein, "Buyout Amount" shall mean an amount equal to (i) the sum of all Unit purchase payments made by Ciba prior to the date of such tender pursuant to this Agreement, PLUS (ii) interest thereon from the date of payment until the date of such tender at a rate equal to LIBOR determined and compounded on a quarterly basis, LESS (iii) the aggregate amount of any dividends or other capital distributions received or receivable by Ciba from the Company and any pre-tax profits received by Ciba from co-promotion or marketing activity by Ciba pursuant to Section 2.1.1(c), to the date of such tender, which exceed the pre-tax profits which would ordinarily be payable to a third party conducting such co-promotion or marketing activity, LESS (iv) interest on the amounts referenced in (iii) above from the date of actual receipt of such amount by Ciba until the date of such tender at a rate equal to LIBOR determined and compounded on a quarterly basis. For the purposes of this Agreement, "LIBOR" means, with respect to any calendar quarter, the three month U.S. Dollar rate as quoted by the British Bankers Association (Bloomberg page "BBA", Telerate page "3767") as of 11:00 a.m., London time, on the day that is two London banking days prior to the commencement of such calendar quarter.

     4.2  FORM OF PAYMENT.    Chiron shall be entitled to make the payment of
the Buyout Amount in the form of cash, in immediately available funds, or Chiron Common Stock ("Chiron Stock"), or a combination of the two. If Chiron shall elect to employ Chiron Stock for the purposes of making such payment, such Chiron Stock shall be valued at its Fair Market Value as of the date immediately preceding the date on which such payment shall be made. As used herein, "Fair Market Value" shall mean, as of any date of determination, the average of the closing sale prices of Chiron Stock during the 10 trading day period immediately preceding such date of determination on the principal United States securities exchange registered under the Exchange Act on which Chiron Stock is listed, or, if Chiron Stock is not listed on any such exchange, the average of the closing sale prices or the closing bid quotations of the Chiron Stock during the 10 trading day period preceding such date of determination on the NASDAQ National Market or any comparable system then in use, or, if no such quotations are available, the fair market value of the Chiron Stock as of such date of determination as determined in good faith by a majority of the Independent Directors, as defined in that certain Governance Agreement among Ciba, Chiron and Ciba-Geigy Corporation dated as of November 20, 1994.

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     4.3  EFFECT ON CO-PROMOTION RIGHT.  If, at the time of repurchase by Chiron of Units pursuant to this Article 4, the Company has exercised the option to co-promote the Adult Vaccines in one or more countries, pursuant to Section 2.1.1(c), and has contracted with Ciba to perform such obligations, Ciba shall have the right to continue to co-promote Adult Vaccines then subject to said right in such countries for the remainder of the term of such co-promotion rights, all on the terms set forth in Section 2.1.1(c), or the right to expand its co-promotion rights as provided in Section 4.4.

     4.4  RESIDUAL RIGHTS.   In the event that Chiron exercises its right to
repurchase all of the Units pursuant to this Article 4, Chiron agrees to grant to Ciba the option (the "Residual Rights Option") to expand its marketing rights, if any, with respect to all Adult Vaccines, as provided in this Section
4.04 (the "Residual Rights"). If exercised, Ciba would have the right to convert its co-promotion right into the right to exclusively market and sell all Adult Vaccines, in all countries of the world other than North America and Europe, in which Ciba then has exercised its right to co-promote any Adult Vaccine pursuant to Section 2.1.1(c) and to extend such exclusive marketing for a period of six (6) years from the later of the date of Ciba's exercise of the Residual Rights Option or the first approval for commercial sale, on a product by product basis.

               (a) The Residual Rights Option shall be exercisable by Ciba, by written notice to Chiron, during the 60 days following Chiron's exercise of its Buy-out Right. Upon exercise of the Residual Rights Option by Ciba, the parties shall negotiate in good faith an agreement under which Chiron would manufacture and supply, and Ciba would market, sell and distribute, the Adult Vaccines in the countries as to which Ciba has Residual Rights, all on commercially reasonable terms, including reasonable and customary distributor obligations to use diligence and to pursue and pay the cost of regulatory approvals and other marketing, selling and product introduction activities.

               (b) Such agreement shall provide for a pre-tax distributor profit to Ciba of not less than [CONFIDENTIAL TREATMENT REQUESTED] of Net Sales by Ciba of Adult Vaccines in such countries. In the event that the Net Purchased Amount, as defined in Section 2.3.2 is less than $250,000,000, such minimum pre-tax distribution profit payable to Ciba hereunder will be reduced by multiplying [CONFIDENTIAL TREATMENT REQUESTED] of net sales by the following fraction:

                         Net Purchased Amount
                         --------------------
                        $250,000,000

               (c) Ciba's exclusive rights pursuant to this Section 4.4 shall be subject to the continuation of such promotional and sales activity as Chiron may be permitted to conduct under any applicable co-promotion and other marketing agreements entered into between Chiron and the Company or Ciba prior to the exercise of Chiron's Buy-Out Right and to the negotiation of equitable and reasonable terms for (i) the phase out of such activity by Chiron after the expiration of the original terms of such agreements and (ii)

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

          compensating Ciba for the reduction of such exclusivity by reason of Chiron's continued activity.


     4.5 COOPERATION. Chiron and Ciba shall meet and confer from time to time to consider whether and to what extent it is in their respective best interests to permit Chiron or any third party to participate in the marketing of Adult Vaccines on a country by country basis. Nothing in this Section 4.5, however, shall obligate the Company or Ciba either (i) to exercise the options to acquire co-promotion rights or Residual Rights or (ii) if Ciba exercises the option to acquire the Residual Rights, to alter the Residual Rights as set forth in
Section 4.4, except to the extent that Ciba determines it to be in its best interest to do so in the reasonable exercise of its discretion.


                                    ARTICLE V
                                CAPITAL ACCOUNTS

     CAPITAL ACCOUNTS. The Company shall establish and maintain an individual Capital Account for each of the Members in accordance with Treasury Regulation 1.704-1(b)(2)(iv).


                                   ARTICLE VI
                               MEETINGS OF MEMBERS

     6.1 PLACE OF MEETINGS. All meetings of Members shall be held at the principal place of business of the Company or at such other place as may be designated from time to time by the Members.

     6.2 ANNUAL MEETING. An annual meeting of Members for the election of the Board of Directors and for the transaction of such other business as may properly be brought before the meeting shall be held on such date designated by the Board of Directors but not less frequently than once each fiscal year.

     6.3 SPECIAL MEETINGS. Special meetings of Members may be called at any time by the Members or by any Member upon written request.

     6.4 QUORUM. A quorum shall be present at a meeting of Members only if Chiron and Ciba are present in person or represented by proxy.

     6.5 VOTING AND PROXIES. Each Member shall have a number of votes equal to the number of Units of Membership Interest held by it.

     However, the Members hereby agree that:

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          (i)    the Company shall not enter into any agreements or conduct any transactions, other than those specifically authorized in this Agreement or the Royalty Agreement, without the approval of both Chiron and Ciba.

          (ii) Ciba shall have the right to require that the Company exercise its rights under this Agreement, including without limitation the co-promotion option, and under the Royalty Agreement. Each of Chiron and Ciba shall be authorized to enforce against the other any and all rights of the Company against such other party.

     6.6 ACTION WITHOUT MEETING. Any action required or permitted to be taken at any annual or special meeting of Members of the Company may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, is signed by all Members.

     6.7 PARTICIPATION BY TELEPHONE. Members may participate in a meeting through use of conference telephone or similar communications equipment, so long as all Members participating in such meeting can hear one another.


                                   ARTICLE VII
                                   MANAGEMENT

     7.1  BOARD OF DIRECTORS.

             (a) AUTHORITY OF THE BOARD OF DIRECTORS. Subject to Section 6.5 and except for situations in which the approval of the Members is required by this Agreement or by applicable law, the day-to-day management of the business and affairs of the Company shall be vested in the Board of Directors, which power and authority shall be subject to delegation by the Board of Directors to the officers and other agents of the Company in the manner provided herein.

             (b) ELECTION OF BOARD OF DIRECTORS. The Board of Directors shall consist of three members, two of which shall be appointed by the Member holding the majority of Units of Membership Interest, with the remaining Director appointed by the other Member. Unless otherwise agreed by the Members, one Director appointed by each Member will have appropriate scientific background. For this purpose, Chiron shall be deemed to hold the Units held by its Affiliates.

                 The initial Directors will be William Green and Dennis Winger; provided that as soon as practicable following the execution of this Agreement, Chiron and Ciba shall elect directors in accordance with the preceding paragraph.

                 Thereafter, the members of the Board of Directors shall be elected at the annual meeting of Members and shall hold office until their successors have been elected and qualified, or until their death, resignation or removal, in accordance with this Section 7.1.

             (c) VACANCIES; REMOVAL; RESIGNATION. Any vacancy occurring on the Board of Directors may be filled by the party who shall have initially elected the Director whose position shall have become vacant. A Director elected to fill a vacancy shall be elected for the unexpired term of his or her predecessor in office. A Director may be removed and a new Director elected by the written action of only the Member who initially elected the Director to be removed, pursuant to Section 7.1(b) above. Any Director may resign at any time.

     7.2     CHANGE IN HOLDER OF MAJORITY OF UNITS.    In the event that Ciba
acquires a majority interest in the Company, the parties agree to hold a Members meeting within thirty (30) days following the date on which such majority interest is acquired. At such meeting, new Directors shall be elected pursuant to Section 7.1, and new officers shall be appointed pursuant to Section 7.3.


     7.3     OFFICERS.

            (a) APPOINTMENT. Unless otherwise agreed, the Company shall have three officers, with the President and one other officer appointed by the Directors designated by the holder of a majority of Units, and the remaining officer appointed by the Directors designated by the other Member.

                    The initial officers of the Company shall be Dennis Winger, President, and William Green, Secretary; provided that as soon as practicable following execution of this Agreement, the Directors designated by Ciba shall appoint a third officer of the Company.

             (b) AUTHORITY. Any officers so designated shall have such authority and perform such duties as the Board of Directors may, from time to time, delegate to them. Unless the Members decide otherwise, if the title is one commonly used for officers of a business corporation formed under the Delaware General Corporation Law, the assignment of such title shall constitute the delegation to such officer of the authority and duties that are normally associated with that office, subject to any specific delegation of authority and duties made to such officer by the Members or the Board of Directors. Each officer shall hold office until his or her successor shall be duly designated and shall qualify or until his death or until he shall resign or shall have been removed in the manner hereinafter provided. Any number of offices may be held by the same person.

             (c) VACANCIES; REMOVAL; RESIGNATION. Any officer may resign as such at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time be specified, at the time of its receipt by the Board of Directors. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation. Any officer may be removed as such, either with or without cause, by the Directors who appointed such officer. Any vacancy occurring in any office of the Company may be filled by the Directors who had the authority to elect the officer holding such position.

     7.4  STANDARD OF CARE.

          (a) It is understood that the business of the Company involves a degree of risk. The Board of Directors shall not be liable, responsible or accountable in damages or otherwise to any Member for, and the Company shall indemnify and save harmless the Board of Directors from and against, any loss or damage incurred by reason of any act or omission performed or omitted by it in good faith on behalf of the Company and in a manner reasonably believed by it to be within the scope of the authority granted to it by this Agreement, provided that the Board of Directors was not guilty of gross negligence or willful misconduct with respect to such act or omission. Any act or omission performed or omitted by the Board of Directors in good faith on advice of counsel, accountants and other independent experts to the Company shall be conclusively deemed to have been performed or omitted by the Board of Directors in good faith.

          (b) The Board of Directors acting in good faith, may rely upon, and shall be protected in acting or refraining from acting upon, any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, bond, debenture or other paper or document believed by it to be genuine and to have been signed or presented by the proper party or parties.

                                  ARTICLE VIII
                             ACCOUNTING AND RECORDS

     8.1 FINANCIAL AND TAX REPORTING. The Company shall prepare its financial statements in accordance with generally accepted accounting principles as from time to time in effect using the accrual method of accounting on a Fiscal Year basis, and shall prepare its income tax information returns on a Fiscal Year basis, using the method of accounting required under the Code and Treasury Regulations or when one or more alternative methods are available, using the method of accounting which the Board of Directors deems appropriate.

     8.2 SUPERVISION; INSPECTION OF BOOKS. Proper and complete books of account and records of the business of the Company shall be kept under the supervision of the Board of Directors at the Company's principal office or at such other place as designated by the Board of Directors. Such books and records shall be open to inspection, audit and copying by any Member, or its designated representative, upon reasonable notice at any time during business hours for any purpose reasonably related to the Member's interest in the Company. Any information so obtained or copied shall be kept and maintained in strictest confidence except as required by law.

     8.3 RELIANCE ON RECORDS AND BOOKS OF ACCOUNT. Any Member shall be fully protected in relying in good faith upon the records and books of account of the Company and upon such information, opinions, reports or statements presented to the Company by its Board of Directors, any of its other Members, officers, or by any other person, as to matters the Member reasonably believes are within such other person's professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits or losses of the Company or any other facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid.

     8.4 TAX RETURNS. The Member who is named the "tax matters partner" pursuant to Section 9.3(f) shall, on or before the due date prescribed by law (including any extensions of time), file a federal income tax information return and transmit to each Member a schedule showing such Member's distributive share of the Company's taxable income, deductions and credits, and all other information necessary for such members timely to file their Federal income tax returns. Such Member similarly shall file all appropriate state and local income tax returns or information returns on behalf of the Company. The Board of Directors shall, from time to time as appropriate under Section 6654 of the Code, provide to the Members interim financial information regarding the Company so that the Members and/or the direct or indirect equity holders of any Member may timely determine their quarterly federal estimated tax obligations.


                                   ARTICLE IX
                                   ALLOCATIONS

     9.1  ALLOCATION OF NET INCOME OR NET LOSS.

          (a) For each Accounting Period, Net Loss shall be allocated as follows:

                  (i) First, to the extent that the Capital Account of any Member (determined after giving effect to adjustments attributable to any contributions made or distributions received during that Accounting Period) exceeds the amount of distribution to which such Member would be entitled to receive under Section 13.4 were the Company to be dissolved and its assets distributed in liquidation, then to each Member having such excess in proportion to such excess;

                  (ii) Second, any remaining Net Loss shall be allocated to Members in proportion to their Percentage Interests.

          (b) For each Accounting Period, Net Income shall be allocated as follows:

               (i) First to the extent that the Capital Account of any Member (determined after giving effect to adjustments attributable to any contributions made or distributions received during that Accounting Period) is less than the amount of distribution to which such Member would be entitled under Section 13.4 were the Company to be dissolved and its assets distributed in liquidation, then Net Income shall be allocated to each Member having a shortfall in the proportion to such shortfall;

               (ii) Second, any remaining Net Income shall be allocated to Members in proportion to their Percentage Interests.

     9.2 TIME OF ALLOCATIONS. The Net Income or Net Loss of the Company for each Accounting Period shall be allocated to the Members' Capital Accounts during the Accounting Period in accordance with the provisions of this Article IX.

     9.3  SPECIAL TAX PROVISIONS.

          (a)  TAX ALLOCATIONS.  Except as otherwise provided in this
Article IX, items of Company income, gain, loss or deduction recognized for income tax purposes shall be allocated in the same manner that the corresponding items entering into the calculation of Net Income and Net Loss are allocated pursuant to this Agreement.

          (b) SECTION 704(c) ADJUSTMENTS. In accordance with Code Section 704(c) and the Treasury Regulations thereunder, items of income, gain, loss and deduction with respect to an asset, if any, contributed to the capital of the Company shall, solely for tax purposes, be allocated between the Members so as to take account of any variation between the adjusted basis of such property to the Company for Federal income tax purposes and its fair value upon contribution to the Company. Upon a revaluation of the Members' Capital Accounts under this Agreement to reflect unrealized gain or loss accruing during any Accounting Period, subsequent allocations of items of income, gain, loss and deduction for tax purposes shall be adjusted to take account of any variation between the adjusted tax basis and the adjusted value of the Company's assets in accordance with the principles of Code Section 704(c) and subparagraph (d) and (g) of Treasury Regulation Section 1.704-1(b)(2)(iv).

          (c) OTHER. The allocations provided herein shall be subject to the following exceptions:

               (i) LIMITATIONS OF LOSSES. A Member's Capital Account shall not be allocated any item of Net Loss to the extent such allocation would cause such Capital Account to have a negative balance (computed in accordance with the principles of Treasury Regulation Section 1.704-1(b)(2)(ii)(d)) in excess of any amount such Member is obligated to restore (or deemed to be obligated to restore under Treasury Regulation Section 1.704-1(b)(2)) to the Company.

               (ii) QUALIFIED INCOME OFFSET. If any Member unexpectedly receives any adjustments, allocations or distributions which would cause its Capital Account to have a negative balance (computed with such adjustments as are required under the Treasury Regulations) in excess of any amount such Member is obligated to restore (or deemed to be obligated to restore under Treasury Regulation Section 1.704-1(b)(2)) to the Company, then special allocations of Net Income (and items thereof), together with corresponding tax items, shall be made as quickly as possible so as to comply with the "qualified income offset" provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d).

               (iii) SUBSEQUENT ALLOCATIONS. Any special allocations pursuant to the foregoing provisions of this subsection (c) shall be taken into account as soon as possible in computing subsequent allocations of Net Income or Net Loss (and items thereof), together with corresponding tax items, so that over the term of the Company the aggregate amount of any Net Income or Net Loss allocated to each Member shall, to the extent possible, be equal to the aggregate amount that would have been allocated to each such Member if the allocations pursuant to the foregoing provisions of this subsection (c) had not occurred.

             (d) SECTION 754 ELECTION. A Section 754 election shall be made for the Company. In the event of an adjustment to the adjusted tax basis of any Company asset under Code Section 734(b) or Code Section 743(b) pursuant to a
Section 754 election by the Company, subsequent allocations of tax items shall reflect such adjustment consistent with the Treasury Regulations promulgated under Sections 704, 734 and 743 of the Code.

             (e) ALLOCATIONS UPON TRANSFERS OF COMPANY INTERESTS. If, during an Accounting Period, a Member (the "Transferring Member") transfers all or part of its interest in the Company to another Member, items of Net Income and Net Loss, together with corresponding tax items, that otherwise would have been allocated to the Transferring Member with regard to such Accounting Period shall be allocated between the Transferring Member and the other Member in accordance with their respective interests in the Company during the Accounting Period using any method permitted by Section 706 of the Code and selected by the Board of Directors.

             (f) TAX MATTERS PARTNER. The " tax matters partner" of the Company within the meaning of Section 6231(a)(7) of the Code shall be Chiron, provided Ciba shall have the right, upon notice to Chiron, to become the "tax matters partner", for any year in which as of the beginning of such year it held a majority of the Membership Units in the Company. The tax matters partner shall act for and on behalf of the Company to the extent required under Sections 6221 through 6233 of the Code and shall provide timely notification to the Members of all proposed adjustments to, or administrative proceedings regarding, Company tax items.

             (g) ADJUSTMENTS TO TAXABLE INCOME UPON EXAMINATION. If upon examination of any tax return an adjustment is made by any tax authority and agreed to by the Company for any Accounting Period, such adjustment shall be allocated among Members in accordance with the provisions of Section 9.1(a) and
(b). No such adjustment shall be agreed to by the Company, except with the unanimous consent of the Unit holders.




                                    ARTICLE X
                                  DISTRIBUTIONS

     10.1 DISTRIBUTIONS AND WITHDRAWALS. Distributions and withdrawals shall be made as follows:

          (a) DISTRIBUTION OF AVAILABLE CASH. To the extent the Company's cash on hand exceeds its current and anticipated needs, including, without limitation, needs for operating expenses, debt service, acquisitions, reserves and mandatory distributions, if any, including distributions in liquidation, the Board of Directors, with the consent of all Members, may make distributions to the Members pro rata in accordance with their respective Capital Account balances.

          (b)  DISTRIBUTIONS IN KIND.

                  (i) The Board of Directors, with the consent of all Members, may elect to distribute any non-cash assets held by the Company in kind to the Members pro rata in accordance with their respective Capital Account balances

                  (ii) Any non-cash assets distributed in kind shall be subject to such conditions and restrictions as are legally required or as are contractually imposed on the Company and its successors.

          (c) NO OTHER WITHDRAWALS. Except as provided in this Section 10.1, no withdrawals or distributions are permitted or required.

          (d) EFFECT OF WITHHOLDING. To the extent the Company reasonably determines that it is required to withhold and pay any amount for local, state, federal and/or foreign taxes with respect to any Member, the Company is hereby expressly authorized to make such payment. The amount of any such payment shall be treated as an advance from the Company to the Member with respect to whom the withholding and payment were required, and the Company is hereby expressly authorized to collect repayment of such advance out of any and all distributions which are then or may thereafter become payable to such Member. This Section 10.1(d) shall not preclude the Company from pursuing any other remedy which may be available.



                                   ARTICLE XI
                   INDEMNIFICATION AND LIMITATION OF LIABILITY

     11.1 INDEMNIFICATION WITH RESPECT TO MANAGEMENT OF THE COMPANY.

          (a) The Company shall indemnify and hold harmless the Members, the Board of Directors, officers, employees and agents of the Company, and the partners, shareholders, controlling persons, officers, directors and employees of any of the foregoing (herein referred to as "Indemnitees") from and against any and all loss, claims, damages, liabilities joint and several, expenses, judgments, fines, settlements and other amounts arising from any and all claims (including reasonable legal expenses), demands, actions, suits or proceedings (civil, criminal, administrative or investigative) in which they may be involved, as a party or otherwise, by reason of their management of, or involvement in, the affairs of the Company, or rendering of advice or consultation with respect thereto, or which relate to the Company, its properties, business or affairs; provided in all cases that in connection therewith the Indemnitee shall have met the standard of care described for members of the Board of Directors in Section 7.4 hereof. Such indemnification shall be to the fullest extent permitted by applicable law.

          (b) Expenses (including attorneys' fees) incurred in defending any proceeding under subsection (a) may be paid by the Company in advance of the final disposition of such proceeding upon receipt of an undertaking by or on behalf of the Indemnitee or Person to repay such amount if it shall ultimately be determined that the Indemnitee or Person is not entitled to be indemnified by the Company as authorized hereunder.

          (c) The indemnification provided by this Section 11.1 shall not be deemed to be exclusive of any other rights to which any person may be entitled under any agreement, or as a matter of law, or otherwise, both as to action in a person"s official capacity and to action in another capacity.

          (d) If directed by the Members, the Board of Directors shall purchase and maintain insurance on behalf of itself, the Company, the Members, officers, employees or agents of the Company and any other Indemnitees at the expense of the Company, against any liability asserted against or incurred by them in any such capacity whether or not the Company would have the power to indemnify such Persons against such liability under the provisions of this Agreement.

     11.2 LIMITATION OF LIABILITY. Notwithstanding anything to the contrary herein contained, the debts, obligations and liabilities of the Company shall be solely the debts, obligations and liabilities of the Company; and no Member shall be obligated personally for any such debt, obligation or liability of the Company solely be reason of being a Member of the Company, except if otherwise provided by the Act.

     11.3 INDEMNIFICATION REGARDING PRODUCTS ARISING FROM FUNDED PROJECTS.

     Chiron agrees to indemnify, defend and hold the Company and Ciba harmless from and against any and all claims, losses, damages, liabilities, costs and expenses (including reasonable attorneys' fees) (collectively, "Claims") arising as a result of Chiron's research and development activities which are funded pursuant to this Agreement, or as a result of the manufacture, use or sale of any product arising from a Funded Project, except to the extent that such Claims result from (i) marketing, sale or promotion of the product by the Company, Ciba, or their respective affiliates or licensees, in deviation from the approved labeling for the product in question, or (ii) negligence or willful misconduct of the Company, Ciba, or their respective employees, agents or consultants. Ciba agrees to indemnify, defend and hold Chiron harmless from and against Claims resulting from (i) or (ii) above.

     The party seeking indemnification hereunder ("indemnified party") agrees to notify the other party (the "indemnifying party") promptly after receipt of notice of any Claim, and to cooperate with the indemnifying party in connection with the investigation and defense of any Claim. The indemnifying party shall have the right to control such defense, using counsel selected by the indemnifying party, provided that the indemnified party shall have the right to participate in such defense through its own counsel, at its sole expense. The indemnifying party shall have the sole right to control the settlement or disposition of any such Claim, provided that the indemnifying party shall not settle or compromise any Claim in any manner which would materially adversely impact the rights or activities of the indemnified party without prior written consent of the indemnified party, as the case may be, which consent shall not be unreasonably withheld.

                                   ARTICLE XII
                                 CONFIDENTIALITY

     12.1 During the term of this Agreement and for a period of five (5) years following the expiration or termination of this Agreement, the Company and Ciba agree to maintain in confidence all confidential or proprietary information of Chiron ("Confidential Information") which is disclosed to the Company or Ciba pursuant to this Agreement. The Company and Ciba shall use such Confidential Information only as permitted by this Agreement and shall not disclose the same to anyone other than its employees, agents or consultants, as are necessary for the purposes of this Agreement. Any such disclosure shall be on terms and conditions at least as restrictive as those contained herein.

     12.2 The foregoing obligation of confidentiality shall not apply to the extent that (a) the Company and Ciba are required to disclose information by law, order or regulation of a governmental agency or a court of competent jurisdiction, and provides Chiron with reasonable notice prior to such disclosure, and cooperates with Chiron in seeking such protection for such disclosed information as Chiron may determine; or (b) the Company or Ciba can demonstrate that: (i) the information was at the time of receipt already in the public domain or thereafter entered the public domain other than as a result of actions of the Company, Ciba, or any of their respective employees, consultants, or agents, in violation hereof; (ii) the information was rightfully known by the Company and Ciba prior to the date of receipt hereunder; or (iii) the information was disclosed to the Company or Ciba by a third party source not under a duty of confidentiality to Chiron; or (iv) the information was independently developed by the Company or Ciba by employees, agents or consultants who had no access to the Confidential Information.


                                  ARTICLE XIII
                                   TERMINATION

     13.1 TERMINATION. The Company shall be dissolved, its assets disposed of and its affairs wound up upon the first to occur of the following:

          (a) upon the expiration of the 20-year period commencing with the date of this Agreement;

          (b) upon the agreement of Members holding at least 98% of all Membership Interest; or

          (c)  upon the entry of a decree of judicial dissolution under the Act.

     13.2 EFFECT OF DISSOLUTION. Upon dissolution, the Company shall cease carrying on, as distinguished from winding up, its business, but the Company is not terminated, and continues until the winding up of the affairs of the Company is completed and a Certificate of Cancellation has been filed with the Delaware Secretary of State.

     13.3 WINDING UP AND CERTIFICATE OF CANCELLATION. The winding up of the Company shall be completed when all debts, liabilities and obligations of the Company have been paid and discharged or reasonably adequate provision therefor has been made, and all of the remaining property and assets of the Company have been distributed to the Members. Upon the completion of winding up of the Company, a Certificate of Cancellation shall be filed with the Delaware Secretary of State.

     13.4 DISTRIBUTION OF ASSETS. Upon dissolution and winding up of the Company, the affairs of the Company shall be wound up and the Company liquidated by the Board of Directors. The assets of the Company shall be distributed as follows in accordance with the Act:

          (a) to creditors of the Company in the order of priority provided by law;

          (b) to Members for any amounts the Company owes them, other than in respect of their interest in the Company capital and profits; and

          (c)  to the Members in accordance with Article X.



                                   ARTICLE XIV
                    ACTION BY CIBA MEMBERS OF CHIRON BOARD


          Ciba agrees that the members of the Chiron Board of Directors which are designated by Ciba pursuant to that certain Governance Agreement dated as of November 20, 1994, shall refrain from voting, or otherwise acting to direct or control Chiron, with respect to any matter relating to the Funded Projects, Chiron's ownership of Membership Interest in the Company, or Chiron's exercise of its rights to repurchase Membership Interest in the Company hereunder.

                                   ARTICLE XV
                                  MISCELLANEOUS

     15.1 OBLIGATIONS UNDER OTHER AGREEMENTS. The promotional and marketing options hereunder are in lieu of the application of Sections 3.02 and 4.02 of that certain Cooperation and Collaboration Agreement between Chiron and Ciba dated as of November 20, 1994, with respect to all products arising from the Funded Projects. All obligations in such Sections are suspended during the term of this Agreement, the Royalty Agreement and any co-promotion or marketing agreements hereunder with respect to the products covered hereby and thereby.

     15.2 ASSIGNMENT.   Neither party shall have the right to assign any of its
rights or obligations hereunder to any unaffiliated third party without the prior written consent of the other party hereto, which consent shall not be unreasonably withheld. Subject to the foregoing, this Agreement shall be binding on, and inure to the benefit of, the parties, their successors and permitted assigns.

     15.3 SEVERABILITY.    If any provision of this Agreement should be held
invalid or unenforceable, the remaining provisions hereof shall be unaffected and shall remain in full force and effect without regard to such invalid or unenforceable provisions, provided that such remainder is consistent with the intent of the parties as evidenced by this Agreement as a whole.

     15.4 AMENDMENT.    This Agreement may not be modified or amended except in
writing signed by all Members.

     15.5 ENTIRE AGREEMENT.    This Agreement and the Amended and Restated
Royalty Agreement represent the entire agreement of the parties with respect to the subject matter hereof, and supersedes all prior negotiations and agreements, including without limitation Exhibit B to the 1994 Investment Agreement, and the Investment, Research Support and Marketing Agreement originally executed as of September 29, 1995 together with the Royalty Agreement which constituted
Schedule 1.03 thereto and all other exhibits and schedules thereto.

     15.6 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

     15.7 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute a single agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Company Agreement as of the day and year first above written.

MEMBERS:


CHIRON CORPORATION

By:  William Rutter
     ---------------

Title: Chairman
      ---------

CHIRON BIOCINE COMPANY

By:  William Green
     -------------

Title: Secretary
       ---------


BIOCINE S.p.A.

By:  William Rutter    William Green
     --------------    -------------

Title: Director          Director
       --------          --------

CIBA-GEIGY CORPORATION

By:  John McGraw
    ------------
     John McGraw
Title:    Vice President


Exhibits: A    Initial Membership Interests of Chiron and its Affiliates
          B    Royalty Agreement

                                    EXHIBIT A

            INITIAL MEMBERSHIP INTERESTS OF CHIRON AND ITS AFFILIATES




[CONFIDENTIAL TREATMENT REQUESTED]

                                                                Exhibit B


                                ROYALTY AGREEMENT



     This Amended and Restated Royalty Agreement is made effective as of December 28, 1995, by and between Chiron Corporation ("Chiron"), a Delaware corporation, Chiron Biocine Company and Biocine S.p.A., both wholly owned Affiliates of Chiron, and Chiron Funding L.L.C., a Delaware Limited Liability Company (the "Company"), and replaces and supersedes in full that certain Royalty Agreement previously entered into by and among Chiron and Chiron Funding Corporation as of September 29, 1995.

RECITALS.

     Chiron and its Affiliates and Ciba-Geigy Corporation ("Ciba"), a New York corporation, have entered into a Limited Liability Company Agreement of even date herewith (the "LLC Agreement"), with respect to the formation and operation of the Company. The parties wish to set forth the terms under which Chiron will pay to the Company royalties on certain products arising from the Funded Projects, which products are identified on Schedule A hereto (the "Products"), as contemplated in Section 2.1.1(b) of the LLC Agreement.

AGREEMENTS.

All capitalized terms not defined in this Agreement shall have the meanings set forth in the LLC Agreement.

1.   ROYALTIES

     1.01 OBLIGATION TO PAY ROYALTIES. In consideration of the Membership Interests in the Company issued to Chiron and its Affiliates pursuant to
     Section 2.1.1 of the LLC Agreement, and subject to the terms and conditions set forth herein, Chiron and its Affiliates hereby agree to pay to the Company royalties on the Products during the Royalty Term set forth in
     Section 3. Such royalties for each Product shall be a percentage of worldwide Net Sales, as defined below, calculated as follows.

     1.02 BASE ROYALTY RATE FOR BASE NET SALES AMOUNT. If total annualized worldwide Net Sales for all Products during a given year within the Royalty Term are less than or equal to the amounts shown on Schedule B hereto, the royalty rate shall be [CONFIDENTIAL TREATMENT REQUESTED] of Net Sales
     (the "Base Royalty Rate").

     1.03 ROYALTY RATE FOR NET SALES IN EXCESS OF BASE NET SALES AMOUNT. In the event that annualized Net Sales of all Products during any year of the Royalty Term exceed the amounts set forth in Schedule B, the Base Royalty Rate shall be reduced ratably, up to a maximum reduction of [CONFIDENTIAL TREATMENT REQUESTED] in the event that annualized Net Sales are greater than or equal to [CONFIDENTIAL TREATMENT REQUESTED] of the amounts shown in Schedule B. For annualized Net Sales amounts between those set forth on Schedule B and [CONFIDENTIAL TREATMENT REQUESTED] of such amounts, the Base Royalty Rate shall be reduced based on the following formula:

     Royalty Rate =  [CONFIDENTIAL TREATMENT REQUESTED]

     For example, if actual annualized Net Sales in 2002 were greater than or equal to U.S. $2,022,000,000, the Royalty Rate would be

            [CONFIDENTIAL TREATMENT REQUESTED]

     However, if actual annualized Net Sales in 2002 were U.S.$1,617,600,000, the Royalty Rate would be

            [CONFIDENTIAL TREATMENT REQUESTED]

     1.04 ADJUSTMENT FOR LACK OF PATENT PROTECTION. All royalties payable hereunder shall be reduced by [CONFIDENTIAL TREATMENT REQUESTED] with respect to Net Sales in any country in which the sale of the Product in question is not covered by any patents or patent applications held by Chiron or its Affiliates, whether due to the lack of patent applications, adjudicated invalidity of patents, or expiration of patents prior to the end of the royalty term.

     1.05 "AFFILIATES." As used herein, Affiliates of Chiron shall include all entities controlled by Chiron, but shall not include the Company and shall not include Ciba or any entity controlled by or under common control with Ciba which is not also controlled by Chiron. Affiliates of Chiron specifically include Chiron Biocine Company and Biocine S.p.A.


22. NET SALES. As used herein, "Net Sales" means the invoiced price of a product sold by Chiron, its Affiliates or licensees, less (i) discounts, rebates, chargebacks and allowances; (ii) credits or refunds for returned or damaged goods; (iii) sales, use, excise, value added and similar taxes; (iv) customs, export and import duties and other governmental charges; (v) transportation and insurance charges; (vi) royalties payable to third parties;
(vii) costs incurred by Chiron, including amounts payable in damages or settlement, in defending claims by third parties that the products infringe third party intellectual property rights.

     In the event that a Product is sold in combination with another active ingredient, or with a delivery system not developed as part of the Product, or with instrumentation, or with other components in a kit, or with services related to the use of the product (all collectively referred to as "Other Components", and the resulting product referred to as a "Combination Product"), the parties shall reasonably determine the portion of Net Sales of the Combination Product which should be allocated to the Product. If the Product and the Other Components are sold separately, the Net Sales for the purpose of this Agreement shall be determined by multiplying the gross invoiced price of the Combination Product, less the deductions specified above, by a the fraction [CONFIDENTIAL TREATMENT REQUESTED], where [CONFIDENTIAL TREATMENT REQUESTED]. If no such separate sales are made, the appropriate allocation shall be negotiated in good faith by the parties.

 3. ROYALTY TERM. Royalties shall be payable hereunder with respect to Net Sales of Products occurring on or after October 1, 2001. Royalties shall continue to be payable, on a Product by Product basis, with respect to Net Sales occurring within ten years from the later of October 1, 2001 or the date of
first commercial sale of the Product in question.   If, at the end of the
Royalty Term, Ciba has not received, through its share of royalties paid to the Company hereunder and its share of co-promotion profits pursuant to Section 2.11(c) of the LLC Agreement, an aggregate amount equal to the sum of all Unit purchase payments made by Ciba pursuant to Section 2.3 of the LLC Agreement plus interest thereon from the date of such payments at a rate equal to LIBOR, as defined in Section 4.1 of the LLC Agreement, then the Royalty Term shall be extended until such time as Ciba has received such aggregate amount.


4.   ROYALTY PAYMENTS AND REPORTS

     4.01. PAYMENTS. All royalties payable to the Company hereunder shall be paid in U.S. Dollars, on a quarterly basis within ninety (90) days following the close of Chiron's fiscal quarter, with respect to Net Sales of Products during such fiscal quarter.

     4.02. REPORTS. Each royalty payment shall be accompanied by a written report setting forth in reasonable detail the Net Sales of Products by Chiron, its affiliates and licensees during the applicable period and the
     resulting calculation of the royalty payment due hereunder.   For the
     purposes of determining royalties hereunder, Net Sales shall be calculated in the currency of the country of sale and then converted to U.S. Dollars in accordance with Chiron's standard accounting practices.

     4.03. TAXES. If law or regulation requires withholding of any taxes on payments with respect to Net Sales in any given country to Chiron, its affiliates or licensees, or on payments due to the Company hereunder, such taxes will be deducted on a country-by-country basis from such remittable payment, and the amounts due to the Company hereunder shall be remitted net of such withheld taxes. Chiron shall provide the Company with documentation of any such withholding or other taxes paid hereunder with respect to tax liability of the Company.

     4.04. BLOCKED CURRENCY. If, in any country, the transfer of payment to Chiron, its Affiliates or sublicensees with respect to Net Sales, or the transfer of royalties to the Company hereunder, is prohibited by law or regulation, the payment obligations to the Company hereunder with respect to the amounts so restricted shall be fully satisfied upon payment of the amounts due to the Company in local currency to a bank account in the Company's name in such country. The parties agree to cooperate in their efforts to resolve any such blocked currency situation.


5. AUDIT RIGHTS. Chiron and its Affiliates agree to keep accurate books and records of the sales of all Products. The Company and Ciba shall have the right, at Ciba's expense, for a period of three (3) years after each report delivered pursuant to Section 4.02 to have an independent certified public accountant ("CPA") reasonably acceptable to Chiron examine the relevant books and records Chiron and its Affiliates, during normal business hours, at the principal offices of Chiron or the Affiliate in question, upon two (2) weeks advance written request, to verify the calculation of any royalty payment; provided, however, that such audits shall not occur more than once per year. Said CPA shall be under confidentiality obligations to Chiron and its Affiliates, to reveal only whether there is an error in the calculation of a royalty payment owed hereunder, and if so, the amount of such error.

6. ENTIRE AGREEMENT. This Agreement, including any schedules and exhibits hereto, constitutes the entire agreement of the parties with respect to the subject matter hereof, and supersedes all prior agreements, negotiations and understandings. Without limiting the foregoing, this Agreement supersedes and replaces in full that certain Royalty Agreement by and between Chiron and Chiron Funding Corporation dated as of September 29, 1995.

     Executed by the parties as of the date first written above.

CHIRON CORPORATION                 CHIRON FUNDING L.L.C.


By                                 By
  ----------------------             ------------------------

Title                              Title
     -------------------                ---------------------


CHIRON BIOCINE COMPANY        BIOCINE S.P.A.

By                                 By
  ----------------------             ------------------------

Title                              Title
     -------------------                ---------------------


Schedules:  A       Products
            B       Base Net Sales

                                   SCHEDULE A

                     PRODUCTS ARISING FROM FUNDED PROJECTS
                         WHICH ARE SUBJECT TO ROYALTIES

                                 ADULT VACCINES

THE FOLLOWING SUBUNIT PROTEIN BASED VACCINES (DNA AND NUCLEOTIDE VACCINES ARE EXCLUDED):

Herpes Simplex Virus Vaccine (prophylactic and therapeutic use)

Hepatitis C Virus Vaccine (prophylactic and therapeutic use)

Cytomegalovirus Vaccine

Adjuvanted Hepatitis B Vaccine

Human Papilloma Virus Vaccine

Human Immunodeficiency Virus Vaccine


                               PEDIATRIC VACCINES

THE FOLLOWING SUBUNIT PROTEIN BASED OR TRADITIONAL VACCINES (DNA AND NUCLEOTIDE VACCINES ARE EXCLUDED):

Acellular Pertussis - Diphtheria - Tetanus Vaccine (aPDT) (but not acellular pertussis, diphtheria or tetanus vaccines sold separately)

Meningococcus C Vaccine (Men C)

Haemophilus Influenza Vaccine (Hib)

Combinations of two or more of aPDT, Men C and Hib


                                      OTHER

Insulin-like Growth Factor 1

                                   SCHEDULE B

                     TOTAL NET SALES ON ALL PRODUCTS BY YEAR
                                (BASE NET SALES)

                            MILLIONS OF U.S. DOLLARS


                    Q4   2001      $    [CONFIDENTIAL TREATMENT REQUESTED]
                         2002      $    [CONFIDENTIAL TREATMENT REQUESTED]
                         2003      $    [CONFIDENTIAL TREATMENT REQUESTED]
                         2004      $    [CONFIDENTIAL TREATMENT REQUESTED]
                         2005      $    [CONFIDENTIAL TREATMENT REQUESTED]
                         2006      $    [CONFIDENTIAL TREATMENT REQUESTED]
                         2007      $    [CONFIDENTIAL TREATMENT REQUESTED]
                         2008      $    [CONFIDENTIAL TREATMENT REQUESTED]
                         2009      $    [CONFIDENTIAL TREATMENT REQUESTED]
                         2010      $    [CONFIDENTIAL TREATMENT REQUESTED]
                         2011      $    [CONFIDENTIAL TREATMENT REQUESTED]